EXHIBIT 99.1

CONTANGO OIL & GAS COMPANY

NEWS RELEASE

Contango Completes $40.0 Million Property Sale

May 16, 2011 – HOUSTON, TEXAS – Contango Oil & Gas Company (NYSE Amex: MCF) announced today that it has completed the sale of substantially all of its onshore Texas assets to an independent oil and gas company for an aggregate purchase price of $40.0 million. The properties were sold effective April 1, 2011 and include: (i) the Company’s 90% working interest (72% net revenue interest) and subsequent 5% overriding royalty interest in the 21 wells drilled in Panola County, Texas under our joint venture with Patara Oil & Gas LLC; (ii) the Company’s 100% working interest (72.5% net revenue interest) in Rexer #1, drilled in south Texas; and (iii) a 75% working interest (54.4 % net revenue interest) in Rexer #2, which was spud on May 11, 2011.

The sold properties had proved reserves of approximately 17.2 billion cubic feet equivalent (“Bcfe”), net to Contango. The Company expects to record an estimated $0.3 million pre-tax loss as a result of this sale. The Company will use the proceeds to, among other things, continue to fund its 2011 capital expenditure program.

Kenneth R. Peak, Contango’s Chairman and Chief Executive Officer, said, “We began investing in our Conterra joint venture about 18 months ago, and with this sale we will have received an 8% cash-on-cash rate of return on our Conterra investment.

“Adjusted for this sale, Contango’s reserves at March 31, 2011 were approximately 307 Bcfe, or about 20 Mcfe’s per fully diluted share. These reserves have a pre-tax PV-10 of approximately $950 million, or a value of approximately $3.10 per Mcfe, which compares to our average realized price for the quarter ended March 31, 2011, again adjusted for this sale, of $5.88 per Mcfe. Both of these values are calculated after subtracting projected or actual lease operating expenses, but are before general and administrative expenses and taxes.

“Our current production after this sale is now 75 Mmcfed, net to Contango. Our net available cash position is approximately $120 million, or about $7.60 per fully diluted share. We have no debt.”

Contango is a Houston-based, independent natural gas and oil company. The Company’s business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico. Additional information can be found on our web page at www.contango.com.

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

Contango Oil & Gas Company 3700 Buffalo Speedway, Suite 960 Houston, Texas 77098 www.contango.com	For information, contact: Kenneth R. Peak (713) 960-1901